PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF MAYOR'S JEWELERS, INC.

ANNUAL MEETING OF SHAREHOLDERS (To be held on -----------, 2001)

My name is Phillip Goldstein. I am a shareholder of Mayor's Jeweler's, Inc. (the "Company"). I am an investment manager presently managing investment portfolios with assets totaling
more than $60 million.   I am sending this proxy statement and
the enclosed GREEN proxy card to holders of record on ---------, 2001 (the "Record Date") of the Company. I am soliciting a proxy to vote your shares at the 2001 Annual Meeting of Shareholders of the Company (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Company's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Company on or about -----
-----, 2001.

INTRODUCTION

There are two matters that the Company has scheduled to be voted upon at the meeting:

1. The election of three persons to serve as directors of the Company.

2.	The ratification of the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending ------------------.

In addition, I intend to introduce the following proposals at the meeting.

3. An investment-banking firm shall promptly be employed to pursue a sale of the Company.

4. The Company shall seek to cancel the stock options of any director or executive officer who opposes Proposal 3.

5. The following bylaw shall be adopted: "The Company shall not initiate any lawsuit after February 20, 2001 that is reasonably calculated to impede a change in control of the Company unless approved by the shareholders. This bylaw may only be changed or rescinded by the stockholders. "

With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of our nominees and FOR Proposals 3, 4, and 5. I am making no recommendation with respect to Proposal 2.

How Proxies Will Be Voted

All of the proposals scheduled by the Company to be voted upon at the meeting are included on the enclosed GREEN proxy card. If you will not attend the meeting and you wish to vote
FOR the election of my nominees and/or FOR my proposals, you may do so by completing and returning a GREEN proxy card.

If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of the above nominees to the Board, FOR Proposal 3, 4, and 5 and will NOT VOTE on Proposal 2. If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting including matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the meeting (which I believe is permitted under state law), thereby possibly preventing a quorum to solicit additional proxies, if the proxies reasonably determine that management has taken or will take any illegal action to impede the voting rights of the shareholders, or for other legal reasons not currently foreseen. Please refer to the Company's proxy statement for the quorum requirements and the voting requirements for Proposals 1 and 2. Proposals 3, 4 and 5 each require a majority of the votes cast for approval.

Revocation of Proxies

You may revoke any proxy you give to management or to me prior to its exercise by (i) delivering a written revocation of your proxy to the Company; (ii) executing and delivering a later dated proxy to me or to the Company or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

I, Phillip Goldstein, am the Soliciting Shareholder. My address is 60 Heritage Drive, Pleasantville, NY 1057. I am an investment manager who presently manages investment portfolios with assets in excess of $60 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., the general partner of Opportunity Partners L.P., a private investment partnership. I am also the portfolio manager of Opportunity Partners. Since 1996, I have taken an active role in urging the management of certain companies to take various actions that I believe would benefit those companies and their shareholders. My actions have included discussions with management, submitting shareholder proposals, conducting a proxy contest and filing a lawsuit.

As of -------- 2001, I owned directly one share of Common
Stock of the Company. I am also deemed to be the beneficial owner of -------- shares of Common Stock held in brokerage accounts by my clients (including Opportunity Partners) and me. Combined, these personal and client holdings total ---------- shares, representing approximately ----% of the Company's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

REASONS FOR THE SOLICITATION

I believe that the Company can be sold at a significant premium to its market price. Therefore, I wish to afford shareholders an opportunity to (1) determine whether they want to pursue a sale of the Company and (2) elect directors that have no ties to management and who are committed to pursuing such a sale.

OTHER CONSIDERATIONS

A sale of the Company may require shareholder approval, and no assurance can be given that such approval will be obtained.
In addition, various costs, including but not limited to those related to holding a special meeting of shareholders, which would be borne indirectly by shareholders, may be associated with such actions. I believe that such costs are far outweighed by the benefit of a sale at a premium to the market price of the Company's stock.

I believe that all shareholders of the Company will benefit if actions are taken to improve shareholder value. However, I also have personal financial incentives to increase the Company's stock price because my clients who hold shares of the Company pay me fees that are based upon the realized and unrealized gains that they earn. Thus, these fees may partially depend on the value of the Company's shares.

PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, I will nominate the following persons for election as a director for a term expiring in 2004.


Name, Address, Age

Phillip Goldstein
(Age 56)
60 Heritage Drive
Pleasantville, NY
10570





Andrew Dakos (Age
35)
14 Mill Street
Lodi, NJ  07644

Samuel I. Burstyn
(Age 48)
One Biscayne Tower
Suite 2600



Principal Business
Occupation(s)
Since 1992, Mr.
Goldstein has
managed
investments for a
limited number of
clients and has
served as the
portfolio manager
and president of
the general
partner of
Opportunity
Partners, a
private investment
partnership.  From
1998-2000, he was
a director of
Clemente Strategic
Value Fund and was
elected a director
of Mexico Equity &
Income Fund in
February 2000, The
Italy Fund in May
2000 and Dresdner
RCM Global
Strategic Income
Fund in November
2000.

Private investor.
Vice President --
Sales, UVitec
Printing Ink, Inc.
since 1997, Sales
Manager 1992-1997.
Director of
Dresdner RCM
Global Strategic
Income Fund since
November 2000.

Private Investor.
Attorney
specializing in
Federal and
international law
since 1976

Miami, FL 33131


As of ------, 2001 Mr. Dakos, Mr. Goldstein and Mr. Burstyn beneficially owned ------, -------, and ------- shares of the Company respectively. Other than fees that may be payable by the Company to its directors, none of my nominees have any arrangement or understanding with any person with respect to any future employment by the Company or by any affiliate of the Company.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the proxies.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE
LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY

I am making no recommendation with respect to this proposal.
In the absence of contrary instructions, the proxies will NOT
VOTE your shares on this proposal.

PROPOSAL 3: A STOCKHOLDER PROPOSAL TO PROMPTLY EMPLOY AN
INVESTMENT-BANKING FIRM TO PURSUE A SALE OF THE COMPANY

The most recent stated book value of the Company is $6.- per share. That is substantially higher than the market price of the Company's stock. I believe a sale of the Company at or above book value is feasible and consequently, should be pursued. In the absence of contrary instructions, the proxies will not vote your shares on this proposal. In the absence of contrary instructions, the proxies will vote your shares FOR this proposal.

PROPOSAL 4: A STOCKHOLDER PROPOSAL TO SEEK TO CANCEL THE STOCK
OPTIONS OF ANY DIRECTOR OR EXECUTIVE ORFFICER WHO OPPOSES
PROPOSAL 3

The current board of directors and management team has been responsible for the abysmal performance of the Company's stock price. I believe that any possible opposition to a sale of the Company at a sizeable premium would be motivated by a desire to keep their lucrative compensation and perks. In that case, the Company should seek to cancel any stock options that they awarded themselves so they do not reap the benefits of a sale of the Company. In the absence of contrary instructions, the proxies will vote your shares FOR this proposal.

PROPOSAL 5:  A STOCKHOLDER PROPOSAL TO ADOPT THE FOLLOWING
BYLAW: "THE COMPANY SHALL NOT INITIATE ANY LAWSUIT AFTER FEBRUARY 20, 2001 THAT IS REASONABLY CALCULATED TO IMPEDE A CHANGE IN CONTROL OF THE COMPANY UNLESS APPROVED BY THE SHAREHOLDERS. THIS BYLAW MAY ONLY BE CHANGED OR RESCINDED BY THE SHAREHOLDERS."

This bylaw will insure that the shareholders can democratically determine the destiny of the Company. Otherwise, the board of directors might initiate a lawsuit to impede a change in control. I agree with those who believe that such lawsuits benefit only the incumbent managers and the lawyers who litigate them - not the shareholders. Shareholders should not have to pay for such a lawsuit unless they specifically approve it.
THE SOLICITATION

 I am making this solicitation personally. Persons affiliated with or employed by affiliates of Opportunity artners may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $30,000. As of ------, 2001, my expenses have been approximately $---------. If the Company does not reimburse me, I may seek reimbursement from one or more of my clients or from their affiliates.

There is no arrangement or understanding involving me or any affiliate of mine that relates to future employment by the Company or any future transaction with the Company.

ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Company's proxy statement. Unless instructed otherwise, if any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: ------, 2001

EXHIBIT 1: SECURITIES OF THE COMPANY PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Company. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Company within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner (the "Accounts"). Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

Date
Shares
Purchased

 Date
Shares
Purchased
Date
Shares Sold




























PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
MAYOR'S JEWELERS, INC. BY PHILLIP GOLDSTEIN FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON -----, 2001

The undersigned hereby appoints Steven Samuels, Andrew Dakos, Rajeev Das and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Mayor's Jewelers, Inc. at - -- a.m. on ----------, 2001, at the Sheraton Suites Plantation, 311 University Drive, Plantation, Florida (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [
].)

1. ELECTION OF THREE DIRECTORS

FOR all of the nominees listed below [   ]
	WITHHOLD AUTHORITY [   ]
(except as indicated to the contrary below) to vote for all of the nominees listed below

PHILLIP GOLDSTEIN, ANDREW DAKOS AND SAM BURSTYN.

To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

____________________________________________________________

2. RATIFICATION OF THE SELECTION OF DELOITE & TOUCHE LLP AS
INDEPENDENT ACCOUNTANTS

FOR [   ]    	AGAINST [   ]     	ABSTAIN [   ]

3.    A STOCKHOLDER PROPOSAL TO PROMPTLY EMPLOY AN INVESTMENT-
BANKING FIRM TO PURSUE A SALE OF THE COMPANY

FOR [   ] 	AGAINST [   ]   	ABSTAIN [   ]
4. A STOCKHOLDER PROPOSAL TO SEEK TO CANCEL THE STOCK OPTIONS OF
ANY DIRECTOR OFFICERS WHO OPPOSES PROPOSAL 3.
FOR [   ]    	AGAINST [   ]     	   ABSTAIN [   ]
5. 	A STOCKHOLDER PROPOSAL TO ADOPT THE FOLLOWING BYLAW: "THE
COMPANY SHALL NOT INITIATE ANY LAWSUIT AFTER FEBRUARY 20, 2001
THAT IS REASONABLY CALCULATED TO IMPEDE A CHANGE IN CONTROL OF
THE COMPANY UNLESS APPROVED BY THE SHAREHOLDERS. THIS BYLAW
MAY ONLY BE CHANGED OR AMENDED BY THE SHAREHOLDERS."
FOR [    ]     	AGAINST [    ]     		     ABSTAIN  [    ]
Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1, FOR Proposals 3, 4 and 5 and will NOT VOTE on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated ------, 2001 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)


 .
SIGNATURE (S)___________________________Dated: _______________